Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS IMPROVED 2003 RESULTS;
CONSTRUCTION SEGMENT SALES INCREASE 15%; EARNINGS PER DILUTED
SHARE OF $.49 AFTER ADJUSTMENTS UP FROM $.19

        WEST BEND, WI, February 20, 2004 – Gehl Company (NASDAQ NM: GEHL), a worldwide distributor and manufacturer of compact construction and agricultural equipment, today reported net sales for the year ended December 31, 2003 of $244.4 million, an increase of 5%, compared to $232.6 million recorded for the prior year. Net income for the year ended December 31, 2003 totaled $2.6 million, or $.49 per diluted share, which includes a favorable fourth quarter tax adjustment of $0.4 million, or $.07 per diluted share, and after-tax charges of $2.7 million, or $.50 per diluted share, relating to the Company’s previously announced closure of two of its manufacturing facilities. This compares to net income for 2002 of $1.0 million, or $.19 per diluted share, after giving effect to an after-tax charge of $0.6 million, or $.11 per diluted share, related to the Company’s plant closures.

        Excluding after-tax charges and the favorable tax adjustment, net income for the year ended December 31, 2003 was $4.9 million, or $.92 per diluted share, compared to $1.7 million, or $.30 per diluted share, in the prior year.

        For the quarter ended December 31, 2003, Gehl reported net sales of $56.9 million, an 11% increase, compared to $51.2 million for the fourth quarter of 2002. The Company reported net income for the quarter of $784,000, or $.14 per diluted share, after giving effect to a favorable fourth quarter tax adjustment related to finalization of prior year tax returns of $.4 million, or $.07 per diluted share, and an after-tax charge of $55,000, or $.01 per diluted share, relating to plant closures. The Company reported a net loss in the 2002 fourth quarter of $304,000, or $.06 per diluted share, which loss includes an after-tax charge of $149,000, or $.03 per diluted share, relating to plant closures.

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Gehl Company
Gehl Reports 2003 Results
February 20, 2004

        Excluding after-tax charges and the favorable tax adjustment, net income for the 2003 fourth quarter was $439,000, or $.08 per diluted share, compared to a net loss of $155,000, or $.03 per diluted share, in the fourth quarter of 2002.

        “During the fourth quarter we experienced increased demand for our line of compact construction equipment and began to benefit from improved milk prices in our agricultural equipment segment”, said Gehl Company Chairman and CEO, William D. Gehl. Mr. Gehl said “At this point in early 2004, we expect these trends to continue as the U.S. economy continues to strengthen.”

        The following tables provide a reconciliation of net income (loss) and earnings (loss) per diluted share reported in accordance with accounting principles generally accepted in the United States of America (GAAP) to net income (loss) and earnings (loss) per diluted share excluding the tax adjustment, the asset impairment charge and other restructuring costs for the fourth quarter and year ending December 31, 2003 and 2002 (dollars in thousands, except per share amounts):

	Fourth Quarter 2003		Fourth Quarter 2002
	Net Income	Earnings Per Share	Net Income (Loss)	Earnings (Loss) Per Share
GAAP - as reported	$784	$.14	($304)	($.06)
Adjustments:
Other restructuring costs	55.01		149.03
Tax adjustment	(400)	(.07)	--	--

Excluding Adjustments	$439	$.08	($155)	($.03)

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Gehl Company
Gehl Reports 2003 Results
February 20, 2004

	Year Ending December 31, 2003		Year Ending December 31, 2002
	Net Income	Earnings Per Share	Net Income	Earnings Per Share
GAAP - as reported	$2,630	$.49	$1,043	$.19
Adjustments:
Asset impairment	2,375.44		--	--
Other restructuring costs	317.06		621.11
Tax adjustment	(400)	(.07)	--	--

Excluding Adjustments	$4,922	$.92	$1,664	$.30

Construction Equipment Segment Net Sales

        Construction equipment segment net sales for the year ended December 31, 2003 were $155.5 million, a 15% increase from full year 2002 net sales of $135.1 million. Construction equipment segment net sales in the fourth quarter of 2003 were $36.8 million, a 14% increase from fourth quarter 2002 net sales of $32.2 million. The increase in construction equipment segment net sales was primarily due to strong demand throughout the year for compact track loaders, a new product line introduced in the second quarter of 2002, as well as increased demand for telescopic handlers and compact excavators in the second half of the year. In addition, the Company’s attachment business, CE Attachments, Inc., and European subsidiary, Gehl Europe, had increased shipments that benefited construction equipment segment net sales.

Agricultural Equipment Segment Net Sales

        Agricultural equipment segment net sales for the year ended December 31, 2003 were $88.9 million, down 9% from $97.5 million in the year-ago period. Agricultural equipment segment net sales for the fourth quarter of 2003 were $20.0 million, a 5% increase from $19.0 million in the year-ago period. Shipments of agricultural implements and skid loaders during the first nine months of 2003 were adversely impacted by low milk prices. Increases in milk prices during the 2003 third quarter resulted in increased agricultural implement shipments in the fourth quarter, partially offsetting the reduced sales in the first nine months of 2003. In addition, increased sales by the Company’s attachment business, as well as higher full year shipments of compact track loaders, introduced in the second quarter of 2002, partially offset reduced agricultural implement and skid loader shipments.

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Gehl Company
Gehl Reports 2003 Results
February 20, 2004

Gross Margins and Expenses

        Gross margin was 21.0% for both the years ended December 31, 2003 and 2002. For the fourth quarter of 2003, gross margin was 20.4%, versus 18.6% during the same period in 2002. Gross margin for the construction equipment segment was 23.3% and 22.2% for the 2003 full year and fourth quarter periods, respectively, compared with 21.3% and 20.6% for the comparable periods of 2002, respectively. The increase in the gross margin for the construction equipment segment was primarily the result of improved manufacturing efficiencies, increased levels of production, the favorable effects of the 2002 Owatonna, Minnesota plant closure and various impacts associated with the mix of products shipped. Gross margin for the agricultural equipment segment was 17.1% and 17.0% for the 2003 full year and fourth quarter periods, respectively, compared with 20.5% and 15.4% for the comparable periods of 2002, respectively. The decrease in agricultural equipment gross margin for the 2003 full year was due to significant competitive pressure resulting in higher sales discounts and sales incentives, reduced production levels, as well as a less favorable mix of product shipments. The improvement in the agricultural equipment segment gross margin in the 2003 fourth quarter was due to a more favorable mix of product shipments and an increase in production levels in the quarter.

        Selling, general and administrative expenses were $42.5 million, or 17.4% of net sales, for the year ended December 31, 2003 compared to $42.7 million, or 18.4% of net sales, for the 2002 full year. For the 2003 fourth quarter, selling, general and administrative expenses were $10.3 million, or 18.1% of net sales, compared to $9.3 million, or 18.2% of net sales in the year-ago period. Favorable foreign exchange transaction impacts and lower interest-related costs, such as costs of selling retail finance contracts receivable, due to the overall lower interest rate environment, benefited 2003 full year earnings.

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Gehl Company
Gehl Reports 2003 Results
February 20, 2004

Full Year Outlook

        Demand generally for compact construction equipment in the North American market during 2004 is expected to increase 5% to 7% over 2003 levels, while demand for agricultural implements in the North American market is expected to be flat compared to that of 2003.

        Based on the current market outlook, the Company’s 2004 net sales are expected to increase 8% to 10% over 2003 levels in both the construction and agricultural equipment segments. The growth in net sales is expected primarily from the sales of new products introduced in 2003 and in 2004, with most of the growth in shipments expected to occur in the first and second quarters as dealers’ orders for new products are fulfilled.

        Operating margins are expected to improve as the result of continued initiatives to reduce costs and improve efficiencies throughout the organization, higher production levels at the manufacturing facilities, a more favorable mix of product shipments, and improved price realization.

        Provided the general economic conditions continue to improve and the acceptance of newly introduced products occurs as anticipated, the Company expects to meet its projected sales levels and earn in the range of $1.20 to $1.40 per diluted share in 2004.

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Gehl Company
Gehl Reports 2003 Results
February 20, 2004

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including the statements in the section entitled “Full Year Outlook,” are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, any interruption in the expected general economic recovery, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, unanticipated difficulties or charges arising out of the proposed sale of the Company’s Owatonna, Minnesota facility, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for fiscal year 2004 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

About Gehl Company
Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

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GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	For the Fourth Quarter Ended		For the Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
NET SALES	$56,853	$51,233	$244,400	$232,565
Cost of goods sold	45,280	41,682	192,979	183,720

GROSS PROFIT	11,573	9,551	51,421	48,845
Selling, general
and administrative expenses	10,264	9,340	42,455	42,733
Asset impairment and other restructuring costs	83	230	4,080	955

Total operating expenses	10,347	9,570	46,535	43,688
INCOME (LOSS) FROM OPERATIONS	1,226	(19)	4,886	5,157
Interest expense	(857)	(868)	(3,648)	(4,052)
Interest income	336	479	1,785	1,986
Other income (expense), net	(131)	(60)	331	(1,486)

INCOME (LOSS) BEFORE INCOME TAXES	574	(468)	3,354	1,605
Income tax (benefit) provision	(210)	(164)	724	562

NET INCOME (LOSS)	$784	$(304)	$2,630	$1,043

EARNINGS (LOSS) PER SHARE
Diluted	$0.14	$(0.06)	$0.49	$0.19
Weighted average number of common
shares and common stock equivalents	5,422	5,374	5,379	5,466
Basic	$0.15	$(0.06)	$0.49	$0.19
Weighted average number of common
shares	5,320	5,374	5,338	5,390

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Cash	$3,688	$2,243
Accounts receivable - net	92,474	97,627
Finance contracts receivable - net	4,155	4,701
Inventories	31,598	36,771
Deferred income taxes	7,128	8,469
Prepaid expenses and other current assets	4,503	4,807

Total current assets	143,546	154,618
Property, plant and equipment - net	35,316	46,697
Goodwill	11,748	11,696
Other assets	12,744	14,662

Total assets	$203,354	$227,673

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$58,603	$51,992
Long-term debt obligations	26,538	56,135
Other long-term liabilities	18,471	21,764
Deferred income taxes	1,742	1,644
Total shareholders' equity	98,000	96,138

Total liabilities and shareholders' equity	$203,354	$227,673

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Year Ended
	December 31, 2003	December 31, 2002
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$2,630	$1,043
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	4,879	4,630
Amortization	44	183
Deferred income taxes	1,657	2,750
Asset impairment (non-cash)	3,599	--
Cost of sales of finance contracts	(104)	1,763
Proceeds from the sales of finance contracts	121,783	102,120
Increase in finance contracts receivable	(119,172)	(98,260)
Net change in remaining working capital items	15,813	2,539

Net cash provided by operating activities	31,129	16,768
CASH FLOW FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(3,034)	(6,790)
Proceeds from the sale of property, plant and equipment	4,403	--
Other	(47)	797

Net cash provided by (used for) investing activities	1,322	(5,993)
CASH FLOW FROM FINANCING ACTIVITIES:
Repayments of revolving credit loans	(21,037)	(7,811)
Repayments of other borrowings - net	(9,556)	(2,900)
Proceeds from issuance of common stock	316	623
Treasury stock purchases	(729)	(692)

Net cash used for financing activities	(31,006)	(10,780)
Net increase (decrease) in cash	1,445	(5)
Cash, beginning of period	2,243	2,248

Cash, end of period	$3,688	$2,243